EXHIBIT 10.24

OPERATING AGREEMENT

OF

INTL CONSILIUM, LLC

(A Florida Limited Liability Company)

THIS OPERATING AGREEMENT is made and entered into as of the 7th day of May, 2004, by and among INTL CONSILIUM, LLC, a Florida limited liability company (the “Company”), CONSILIUM INVESTMENT CAPITAL, INC., a Florida corporation (“CIC”), JONATHAN M. BINDER (“Binder”), CHARLES T. CASSEL, III (“Cassel”), INTERNATIONAL ASSETS HOLDING CORPORATION, a Delaware corporation (“IAHC”), SEAN O’CONNOR (“O’Connor”), and SCOTT BRANCH (“Branch”).

RECITALS:

A. The Company was organized as a Florida limited liability company on or about May 11, 2004.

B. The parties to this Agreement have elected to enter into this Agreement in order to set forth the terms under which the Company will operate.

AGREEMENT:

ARTICLE 1

DEFINITIONS

1.1 Capitalized Terms. The following capitalized terms used in this Agreement have the meanings set forth below:

“Act” means the Florida Limited Liability Company Act, as the same may be amended from time to time.

“Affiliate” means any Person who directly or indirectly controls, is controlled by, or is under common control with another Person.

“Agreement” means this Operating Agreement as it may be amended from time to time.

“Articles of Organization” means the Articles of Organization of the Company filed with the Florida Secretary of State in accordance with the Act, as such articles may be amended from time to time.

“Bankruptcy” or “Bankrupt” means, with respect to any Member, a Member’s making an assignment for the benefit of creditors, becoming a party in any manner to any liquidation or dissolution action or proceeding with respect to such Member or any bankruptcy, reorganization, insolvency, or other proceeding for the relief of financially distressed debtors with respect to such Member, or a receiver, liquidator, custodian, or trustee being appointed for such Member or a substantial part of such Member’s assets and, if any of the same occur involuntarily, the same not being dismissed, stayed, or discharged within 90 business days; or the entry of an order for relief against such Member under Title 11 of the United States Code or any state bankruptcy or insolvency proceeding. A Member will be deemed Bankrupt if the Bankruptcy of such Member will have occurred.

“Board of Directors,” “Board,” or “Directors” means those individuals elected to serve as Directors by the Members pursuant to the term of this Agreement. Directors need not be Members. For purposes of this Agreement, the term “Director” is equivalent to the term “Manager” as used in the Act.

“Capital Account” means, as to any Member, the capital account maintained for each Member in accordance with Section 5.1 of this Agreement.

“Capital Contribution” means, as to each Member, the amount of capital contributed by such Member in accordance with Article 4 of this Agreement. Any reference in this Agreement to the Capital Contribution of a Member will include the Capital Contributions made by any predecessor in interest of such Member in respect of the relevant interest of such Member in the Company.

“Code” means the Internal Revenue Code of 1986, as amended.

“Consent of the Members” means the written consent, approval, ratification, or affirmative vote of Members holding two-thirds (2/3) or more of all outstanding Shares.

“Entity” means a Person other than a natural person and includes, without limitation, corporations (both non-profit and other corporations), partnerships (both limited, limited liability, general), trusts, joint ventures, limited liability companies, and unincorporated associations.

“Excess Capital Contribution”, in the case of any Member, shall mean a Capital Contribution by that Member that exceeds the dollar amount of any other Member’s Capital Contribution in exchange for an equivalent number of Shares (pro-rated if necessary). For example, if the Company has two Members, each owning fifty percent (50%) of the Company’s Shares, and the first Member has made a $10 Capital Contribution and the second Member has made a $100 Capital Contribution, the second Member is deemed hereunder to have made a $90 Excess Capital Contribution.

“Fiscal Year” has the meaning set forth in Section 7.4 of this Agreement.

“GAAP” means accounting principles generally accepted in the U.S.A., consistently applied.

“Members” means CIC and IAHC, and all other Persons admitted as additional or substitute Members pursuant to this Agreement, so long as they remain Members.

“Member’s Equity” means the allocable share of profits and losses of the Company to each Member in accordance with each Member’s ownership interest (i.e., Shares) in the Company.

“Managing Director(s)” means the individual Director(s) who are responsible for managing the day-to-day business of the Company.

“Officers” means the individual(s) serving as the Compliance Officer, Secretary, Treasurer and Accountant, and such other officers as the Board of Directors may from time to time authorize.

“Person” means any individual or Entity, and the heirs, executors, administrators, legal representatives, successors, and assigns to such Person as the context may require.

“Shares”, in accordance with Section 4.1(a) of this Agreement, means the limited liability company interests of a Member in the Company at any particular time, including the right of such Member to any and all benefits to which a Member may be entitled under this Agreement, together with the obligation of such Member to comply with all of terms and provisions of this Agreement.

“Treasury Regulations” means the regulations of the U.S. Department of the Treasury promulgated under the Code, as such Treasury Regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

“Transfer” has the meaning given to such term in Section 9.1 of this Agreement.

ARTICLE 2

ORGANIZATIONAL MATTERS

2.1 Formation. The Company has been formed as a limited liability company pursuant to the provisions of the Act. The rights and duties of the Members, and the affairs of the

Company, will be governed by the provisions of this Agreement, the Company’s Articles of Organization, and the Act.

2.2. Execution of Certificates, Etc. From time to time, the Members will execute such certificates, qualifications to do business, fictitious name certificates, or similar filings in such jurisdictions as the Board of Directors may determine from time to time to be necessary or appropriate in connection with the conduct of the business of the Company or to provide notification of the limitation of liability of Members under applicable law.

2.3 Name. The name of the Company will initially be “INTL CONSILIUM, LLC.”

2.4 Principal Office. The principal office of the Company will be located at 1525 South Ocean Drive, Fort Lauderdale, Florida 33316, or such other location as the Board of Directors may from time to time determine.

2.6 Other Offices. The Company may have such other offices as the Board of Directors may from time to time determine.

2.7 Term. The existence of the Company will continue indefinitely, until such time as the Company is dissolved in accordance with the terms of this Agreement or the Act.

2.8 Registered Agent and Registered Office. The initial registered agent and registered office of the Company is Corporation Company of Miami, c/o William G. McCullough, 201 South Biscayne Boulevard, Suite 1600, Miami, Florida 33131.

2.9 Change of Registered Agent or Registered Office. The registered agent and the registered office of the Company may be changed from time to time at the direction of the Board of Directors.

ARTICLE 3

PURPOSE AND POWERS

3.1 Purpose of the Company. The Company is organized for the purposes of (i) providing investment advisory services to registered and unregistered mutual funds and hedge funds and otherwise engaging in an asset management business; and (ii) engaging in any other lawful business, trade, profession, or activity permitted under the Act.

3.2 Powers. The Company will have all powers of a limited liability company under the Act and the power to do all things necessary or convenient to accomplish its purposes as set forth in Section 3.1.

ARTICLE 4

SHARES; CAPITAL CONTRIBUTIONS; FINANCING PROVISIONS

4.1 Shares.

(a) The Members’ interests in the Company (referred to in this Agreement as the “Shares”) will initially consist entirely of common interests having equal voting rights. Subject to the provisions of Section 4.3, the Company may in the future issue preferred or non-voting interests in the Company.

(b) The number of Shares outstanding as of the date of this Agreement and the holders of such Shares are set forth on Schedule 1 to this Agreement. The Company will amend Schedule 1 from time to time to reflect changes in the Persons holding the Shares and changes in the number of outstanding Shares.

(c) The holders of the Shares will be the Members and will be subject to the terms and conditions of, and will have the rights and duties set forth in, this Agreement.

4.2 Capital Contributions. The Capital Contributions made to the Company by the Members are set forth on Schedule 1 to this Agreement. The Company will amend Schedule 1 from time to time to reflect additional Capital Contributions made to the Company.

4.3 Additional Capital Contributions; Right of First Refusal on Issuance of Additional Shares.

(a) No Member will be required to make any additional Capital Contributions for any purpose (including but not limited to the purpose of funding the Company’s indemnification obligations under Section 6.8).

(b) In the event that the Board determines that it is in the best interests of the Company to raise additional capital, the Board may sell additional Shares (the “Additional Shares”). However, the decision to sell Additional Shares, the number of Additional Shares to be sold, and the price and terms of the sale of the Additional Shares, shall require the prior unanimous written consent of all Members. Assuming the prior unanimous written consent of all Members is obtained, such sale of Additional Shares shall be conducted on the following terms:

(i) The Company will offer each of the holders of the outstanding Shares the right to acquire such holder’s pro rata portion of the Additional Shares (on the basis of their ownership of Shares) on the price and terms approved by the Board with the prior unanimous written consent of all Members. In the event that any of the holders do not subscribe to purchase their pro rata portion of the Additional Shares, the remaining Additional Shares will be offered to those holders who did subscribe to purchase their pro rata portion.

(ii) In the event that all of the Additional Shares are not acquired by the existing holders of the Shares, then the Company may sell the remaining Additional Shares to one or more third party investors approved by the Board of Directors.

(iii) Each purchaser of the Additional Shares must agree to be bound by the terms and conditions of this Agreement as a condition to the purchase of such Additional Shares. The holder of the Additional Shares will have the same rights and duties under this Agreement as each other holder of Shares.

(c) With the prior unanimous written consent of all Members, the Board may sell and/or issue an additional class of shares with limited powers and/or rights pursuant to a separate agreement to be drafted at the direction of the Board, but approved in advance by prior unanimous written Consent of all Members.

4.4 Financing Arrangements. In addition to any capital contributions IAHC may make hereunder, IAHC may fund any short-term working capital requirements of the Company by extending loans to the Company. Each such loan will bear interest at the applicable federal rate in effect at the time the loan is extended, as published periodically by the Internal Revenue Service. The amounts, timing, and additional terms of such loans are subject to agreement between the Company and IAHC, to be reflected in mutually acceptable documentation.

ARTICLE 5

CAPITAL ACCOUNTS; ALLOCATIONS; DISTRIBUTIONS

5.1 Capital Accounts. The Company will establish, maintain, and adjust each Member’s Capital Account in accordance with the Code and the Treasury Regulations, including, without limitation, (i) the adjustments permitted or required by Code Section 704(b) and, to the extent applicable, the principles expressed in Code Section 704(c); and (ii) the adjustments required to maintain Capital Accounts in accordance with the “substantial economic effect test” set forth in the Treasury Regulations under Code Section 704(b). Subject to the foregoing, each Member’s Capital Account will be credited with (a) the amounts of such Member’s Capital Contribution, and (b) such Member’s share of profits, gains, and credits of the Company, and charged with (c) such Member’s share of losses, deductions, costs, and expenses of the Company, and (d) the amount of cash or value of all actual and deemed distributions of cash or other property distributed from the Company to such Member pursuant to this Agreement.

5.2 Allocations of Profits and Losses.

(a) For each Fiscal Year, items of income, gain, loss, deduction, and credit of the Company will be allocated, for federal, state, and local income tax purposes, among the Members in accordance with the amounts that are distributed to the Members or would have been distributed to the Members if distributions had been made in accordance with the provisions of Section 5.3, provided that such allocations are in accordance with the principles of Sections 704(b) and 704(c) of the Code and in conformity with regulations promulgated thereunder. To the extent practicable, allocations will be made on an aggregate, rather than item-by-item, basis.

(b) Subject to the foregoing, the Board of Directors will be authorized to determine, in its absolute and uncontrolled discretion, all questions as to the profits and losses reportable by the

Company in its federal, state, and local income tax returns, and the share thereof allocable to each Member and which each Member will be required to report in its individual income tax return with respect to the Company, including making of any elections or revocations thereof as permitted by any of the provisions of the federal, state, or local income tax laws. Notwithstanding the foregoing, the Board of Directors will ensure that each Member’s precontribution gain with respect to property contributed by such Member will be allocated to such Member.

(c) In the event any Member unexpectedly receives any adjustments, allocations, or distributions described in Treasury Regulation Section 1.704-1(b), items of Company income and gain will be specifically allocated to such Member in an amount and manner sufficient to eliminate the deficit balances, if any, in the Member’s Capital Account created by such adjustments, allocations, or distributions as quickly as possible. Any special allocations of items of income or gain pursuant to this subparagraph (c) will be taken into account in computing subsequent allocations of profits and loss so that the net amount of any items so allocated, to the extent possible, will be equal to the net amount that would have been allocated to the Member pursuant to the provisions of Section 5.2 if such unexpected adjustments, allocations, or distributions had not occurred. The provisions of this Section 5.2(c) will not affect the allocation to any Member that acquires its Shares subsequent to the special allocation required by this Section 5.2(c).

(d) In the event that any Member, at any time, by reason of the application of Treasury Regulations Section 1.752-2(a), is deemed to bear the economic risk of loss for a liability of the Company, Section 5.2(a) will be amended to the extent necessary to ensure that all losses and deductions of the Company attributable to such liability are allocated among the Members in accordance with the principles of Sections 752 and 704 of the Code and the applicable regulations thereunder.

(e) The Company’s “tax matters” Member shall be empowered, upon written advice of the Company’s legal counsel or tax accountants, to make such corrective allocations of profits and loss as may be necessary from time to time as a result of errors, requirements of taxing authorities, or other causes.

5.3 Distributions.

(a) The Company will make distributions to the Members at the times and in the aggregate amounts set forth below:

(i) To the extent equal or greater amounts are not distributed by the Company pursuant to Section 5.3(a)(ii), the Company will make distributions (the “Tax Distributions”) to the Members in an amount sufficient to cover the aggregate anticipated federal and state income tax liabilities of the Members (or their equity holders if the Members are not directly taxable) on the estimated income of the Company. For purposes of calculating such distributions, the Company will base the distributions on the highest marginal federal and state income tax rates applicable to the Members. To the extent practicable, the Company will make the distributions required by this section to the Members within 105 days after the end of each calendar year, based on the estimated income of the Company for such calendar year, and in connection with the liquidation of the Company.

(ii) The Company will make additional distributions to the Members at such times and in such amounts as may be approved by the Board of Directors. Without limiting the foregoing, the parties anticipate that the aggregate Member’s Equity of the Company remaining after (a) payment of the Management Bonus in accordance with Section 6.9 and (b) retention of a reserve in an amount equal to six (6) months’ projected aggregate operating costs and expenses, will be distributed to the Members on a fiscal quarterly basis.

(iii) The Company will make distributions to the Members in connection with the liquidation of the Company, as provided by Section 10.3.

(b) Except as provided in Section 10.3, the Company will allocate all distributions among the Members in proportion to their respective ownership of Shares.

5.4 Return of Capital. Except for distributions required by Section 5.3 or in connection with the dissolution and liquidation of the Company, no Member has the right to demand a return of such Member’s Capital Contribution (or the balance of such Member’s Capital Account). Further, no Member has the right (i) to demand and receive any distribution from the Company in any form other than cash or (ii) to bring an action of partition against the Company or its property.

5.5 Limitations on Distributions. Notwithstanding any other provisions of this Article 5, the Company will not make any distributions of money or property unless: (i) after such distribution is made, the fair market value of the Company’s assets exceeds its total liabilities; and (ii) such distribution does not otherwise contravene any provision of law applicable to the Company.

ARTICLE 6

MANAGEMENT OF THE COMPANY; LIABILITY; INDEMNIFICATION

6.1 Control of Business. Subject to Section 6.4 below and the provisions of the Act, (i) the business and affairs of the Company will be managed or under the direction of the Board of Directors, and (ii) the power to act for and bind the Company will be vested exclusively in the Board of Directors, subject to the authority of the Board of Directors to delegate powers and duties to the Officers as set forth in this Agreement.

6.2 Board of Directors.

(a) The Company will have four (4) Directors, two (2) of whom will be appointed by CIC, and two (2) of whom will be appointed by IAHC. By executing this Agreement, CIC appoints Binder and Cassel to serve as Directors of the Company, and IAHC appoints O’Connor and Branch to serve as Directors of the Company. The number of Directors of the Company may be increased or decreased from time to time with the Consent of the Members.

(b) At any time and from time to time, CIC may terminate the service as Director of any person appointed by CIC to serve in such capacity, and IAHC may terminate the service as Director of any person appointed by IAHC to serve in such capacity. In the event Binder or Cassel (or any replacement) ceases to serve as a Director of the Company voluntarily or due to death, incapacity, termination by CIC, or any other reason, then CIC may appoint a replacement Director (“Replacement Director”), who shall be deemed substituted for purposes of paragraph 6.2(a) for whichever such person has ceased to serve as Director. In the event O’Connor or Branch (or any replacement) ceases to serve as a Director of the Company voluntarily or due to death, incapacity, termination by IAHC, or any other reason, then IAHC may appoint a Replacement Director, who shall be deemed substituted for purposes of paragraph 6.2(a) for whichever such person has ceased to serve as Director. Any termination of a Director and/or appointment of a Replacement Director hereunder shall be made by written notice from the party taking the action to the Company and the Company’s other Members. If a Director ceases serving, then the party (i.e., CIC or IAHC) responsible for appointing the Replacement Director shall have one hundred eighty (180) days to appoint the Replacement Director. During the 180-day period, the remaining Director for that party (and/or a representative of that party designated by the party in writing, if there are no remaining Directors [e.g., the two Directors appointed by the respective party cease to be Directors at or about the same time via death or otherwise]) shall exercise the authority of the Director(s) to be replaced. If a Replacement Director is not appointed by CIC or IAHC, as the case may be, within 180-day period, the size of the Board of Directors will be deemed to be reduced accordingly, and the remaining Director(s) of the Company will be deemed to be all of the Company’s Directors. Finally, any Replacement Director must agree to execute and be bound by this Agreement, including but not limited to the restrictions set forth in Section 6.12 of this Agreement.

(c) In the event that the Board of Directors does not approve any resolution because the same number of Directors voted for the resolution as voted against the resolution, then the Board of Directors will be deemed to have a deadlock with respect to the matter addressed by the resolution. In such event, the approval or disapproval of the matter will be determined by Consent of the Members. The provisions of this Section 6.2(c) will not supercede the provisions of Section 6.4.

(d) Without limitation, the following matters will require approval of the Board of Directors:

(i) establishment or amendment of the Company’s annual operating budget;

(ii) allocation of the Management Bonus in accordance with Section 6.9;

(iii) capital expenditures in excess of $5,000;

(iv) the entering into of any leases or contracts having a term of greater than one (1) year and/or requiring aggregate expenditures or investments by the Company in excess of $10,000;

(v) any incurrence of indebtedness by the Company in excess of $10,000, excluding normal trade credit;

(vi) the waiver or modification of any material contractual right of the Company;

(vii) hiring or setting the compensation of executive officers;

(viii) the Company’s establishment or sponsorship of a new mutual fund or other investment vehicle;

(ix) the entering into or amendment of any contract for the performance by the Company of investment advisory services, asset management services, portfolio advisory services, or similar services for any third party;

(x) the entering into or amendment of any contract with any third party for the distribution, offer, or sale of mutual fund shares or other investment vehicles interests;

(xi) the entering into or amendment of any contract with any third party for the provision of administrative services, portfolio management systems, sub-advisory services, or other administrative services or systems with respect to any mutual fund or other investment vehicle; and

(xii) any operating costs and expenses during any fiscal year or quarter in excess of those provided for in the Company’s then current annual operating budget;

(e) The Board of Directors will establish the Company’s Investment Committee, which shall be responsible for establishing the Company’s investment policies and strategies and overseeing the activities of the Company’s portfolio managers. Initially, the members of the Investment Committee will consist of Binder, Cassel, and O’Connor; provided, however, that the composition of the Investment Committee, as well as its functions, may be amended at any time by the Board of Directors.

6.3 Managing Director(s). Unless otherwise determined by unanimous written consent of the Members, the Company shall have at least one, but no more than two, Managing Director(s), who may be, but is not required to be, a Member, Director, person and/or entity. The Managing Director(s) shall manage and control the day-to-day operations of the business and affairs of the Company pursuant to a management agreement, and to do all things necessary or convenient to carry out the business and affairs of the Company, subject in all cases to the authority of the Board of Directors and the limitations set forth in Section 6.4 of this Agreement. The Managing Director(s) shall have the duties set forth in this Section 6.3 and such other duties as may be assigned to him, her or it from time to time by the Board of Directors. The Managing Director(s) shall be appointed by unanimous written consent of the Members, and initially shall be Binder and Cassel, who each will be required to execute an initial management agreement approved by the Board of Directors. Any Managing Director of the Company may be terminated by unanimous consent of the Company’s Directors (not counting, for such purposes, any Director who, in his capacity as Managing Director, is facing termination pursuant to this provision).

6.4 Limitation of Authority of the Board of Directors and Officers. Notwithstanding the general authority of the Board of Directors under Sections 6.1 and 6.2, the following matters will require the prior Consent of the Members:

(a) the merger or consolidation of the Company with or into any other entity;

(b) the sale, exchange, or other transfer of all or substantially all of the assets of the Company;

(c) a change in the name of the Company;

(d) the adoption or alteration of any branding or other trademark, service mark, or similar symbol or emblem identifying the Company or its products or services (all of which the parties intend to utilize the mark “INTL” or otherwise reflect an association with IAHC);

(e) the dissolution of the Company;

(f) any pledge of assets by the Company;

(g) any incurrence of indebtedness by the Company in excess of $25,000;

(h) any investment of the Company’s own funds in investment instruments other than U.S. bank deposits and money market instruments;

(i) initiation or settlement of litigation or arbitration; and

(j) the waiver or modification of, or the granting of any approval in respect of, any contractual obligation of any party in favor of the Company with respect to non-competition, non-solicitation, confidentiality, or similar matters.

6.5 Performance of Duties by Directors, Managing Directors and Officers.

(a) The Directors, Managing Directors and Officers will perform their duties in good faith, in a manner reasonably believed by them to be in the best interests of the Company, and with such care as an ordinarily prudent person in a like position would use under similar circumstances. In performing their duties, the Directors and Officers will be entitled to rely upon information, opinions, reports, or statements, including financial statements and other financial data, in each case prepared or presented by:

(i) one or more Directors, Managing Directors, Officers and/or agents of the Company whom they reasonably believe to be reliable and competent in the matters presented; or

(ii) counsel, public accountants, and/or other Persons as to matters which they reasonably believe to be within such Persons’ professional or expert competence.

(b) The Directors, Managing Directors and/or Officers will not be considered to be acting in good faith if they have knowledge concerning the matter in question that would cause such reliance described in the preceding paragraph to be unwarranted.

6.6 Limitations on Liability of Members, Directors, Managing Directors and Officers. No Members, Directors, Managing Directors and/or Officers of the Company will have any liability to the Company or the Members for any losses sustained or liabilities incurred as a result of any act or omission of such Person if the conduct of the Person (i) did not constitute actual fraud or willful misconduct, (ii) did not amount to a breach of this Agreement or any other written agreement between such Person and the Company or any Member, and (iii) was not unlawful.

6.7 Liability to Third Parties. The debts, obligations, and liabilities of the Company, whether arising in contract, tort, or otherwise, will be solely the debts, obligations, and liabilities of the Company, and the Members, Directors, Managing Directors and/or Officers will not be obligated personally for any such debt, obligation, or liability by reason of acting as a Member, Director, Managing Director and/or Officer of the Company.

6.8 Indemnification.

(a) To the maximum extent permitted by law, the Company will defend, indemnify, and hold harmless the Members, Directors, Managing Directors, and/or Officers and the employees and agents of the Company (each, an “Indemnitee”) from and against any and all losses, claims, demands, costs, damages, liabilities, and expenses of any nature (including attorneys’ fees and disbursements), judgments, fines, settlements, penalties, and other expenses actually and reasonably incurred by the Indemnitee, by reason of the fact that the Indemnitee is or was a Member, Director, Managing Director and/or Officer of the Company or is or was an employee or agent of the Company, arising out of or incidental to the business of the Company, provided that: (i) the Indemnitee’s conduct did not constitute actual fraud or willful misconduct; (ii) the action is not based on a breach of this Agreement; and (iii) the Indemnitee’s conduct was not unlawful. The termination of any action, suit, or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere, or its equivalent, will not, in and of itself, create a presumption that the Indemnitee acted in a manner contrary to that specified above.

(b) Expenses incurred by an Indemnitee in defending any claim, demand, action, suit, or proceeding subject to this Section will be paid by the Company as incurred throughout the pendency of such claim, demand, action, suit, or proceeding, so long as the Indemnitee provides the Company an undertaking acceptable to the Company to repay such amount(s) if it ultimately is determined that such Person is not entitled to be indemnified as authorized in this Section.

(c) The indemnification provided by this Section will be in addition to any other rights to which the Indemnitee may be entitled under any agreement, as a matter of law or equity, or otherwise, and will inure to the benefit of the successors, assigns, heirs, personal representatives, and administrators of the Indemnitee.

6.9 Management Bonus. So long as Binder and/or Cassel are Managing Director(s) of the Company, and without limiting the Company’s obligations to pay salaries to Binder and Cassel pursuant to applicable employment arrangements in their capacity as Managing Director(s), the Company shall pay the Managing Director(s) (and such other officers of similar seniority and/or authority as determined by the Board of Directors, but in no event including Nancey McMurtry or Jonathan C. Hinz) a management bonus (the “Management Bonus”) in an aggregate amount equal to fifteen percent (15%) of the Company’s net pre-tax earnings as of the end of each fiscal quarter; provided that the Company’s Member’s Equity, as determined in accordance with GAAP, are positive as of the end of such fiscal quarter; and provided further that the payment of such Management Bonus would not cause such Member’s Equity as of the end of such fiscal quarter, as determined in accordance with GAAP, to be negative. Any modification of the amount and/or conditions for receiving the Management Bonus, if any, shall be pursuant to the prior Consent of the Members.

6.10 Officers. The Company will have the following Officers and such other Officers as the Board of Directors may from time to time appoint:

(a) Compliance Officer. The Compliance Officer, who shall initially be Nancey McMurtry, will be responsible for establishing and implementing the Company’s legal and regulatory compliance program. The Compliance Officer will be responsible for monitoring changes in laws and regulations applicable to the Company and for updating the Company’s compliance program as necessary. The Compliance Officer will have such other powers and perform such other duties as the Board of Directors may from time to time assign to her.

(b) Secretary. The Secretary, who shall initially be Nancey McMurtry, will attend all meetings of the Members and the Board of Directors and will keep true and accurate records of such meetings. The Secretary will give notice of all meetings of the Members or the Board of Directors. The Secretary will have such other powers and perform such other duties as the Board of Directors may from time to time assign to her.

(c) Treasurer/Accountant. The Treasurer/Accountant, who initially shall be Jonathan C. Hinz, will keep and maintain or cause to be kept and maintained accurate and complete books and records of accounts for the Company. Subject to the authority of the Board of Directors, the Treasurer/Accountant will manage and oversee all monetary assets of the Company including cash, short-term investments, and money market funds. The Treasurer/Accountant will have such other powers and perform such other duties as the Board of Directors may from time to time assign to him.

(d) Responsibility for Costs of Officers and Authority. Payment of any and all compensation, costs and/or expenses associated with Nancey McMurtry and Jonathan C. Hinz (and any other Officers of the Company who, while serving as Officers of the Company are full-time employees of IAHC or any subsidiary of IAHC other than the Company) shall be the sole responsibility and/or obligation of IAHC. Further, except as explicitly authorized by the Board of Directors or a Managing Director, the Officers shall have no actual and/or apparent authority to enter into agreements of any kind on behalf of the Company and/or otherwise obligate and/or bind the Company.

(e) Removal of Officers. The Board of Directors shall have the authority to remove any Officer.

6.11 Other Expenses. IAHC shall be responsible for all expenses relating to its own accounting, auditing and compliance needs, even if such expenses are affected incrementally through its ownership interest in the Company.

6.12 Unfair Competition and Non-Competition. IAHC, CIC, Binder, Cassel, O’Connor, Branch, and/or all Subsequent Directors, as defined in Section 9.2(e) (collectively, “Restrictive Covenant Parties”), shall agree as follows:

6.12.1 Covenant Against Unfair Competition.

(a) The Restrictive Covenant Parties acknowledge that pursuant to their positions and/or involvement with the Company, their involvement with the Company is unique and extraordinary and, as a result, the Restrictive Covenant Parties will be in possession of confidential information relating to the business practices of the Company. The term “confidential information” shall mean any and all information (verbal and written) relating to the Company or any of its subsidiaries, affiliates or clients, or any of their respective activities, other than such information which can be shown by the Restrictive Covenant Parties to be in the public domain (such information not being deemed to be in the public domain merely because it is embraced by more general information which is in the public domain) other than as the result of breach of the provisions of this Section 6.12.1, including but not limited to information relating to: trade secrets, personnel lists, client lists and prospects, financial information, research, investment strategies and objectives, investment methodologies, investment performance, services used, pricing, product sourcing, marketing strategies and methods, and other proprietary information. The Restrictive Covenant Parties agree that they will not, during or at any time after the termination of their involvement with the Company, directly or indirectly, use, communicate, disclose or disseminate to any person, firm or corporation any confidential information regarding the clients, customers or business practices of the Company acquired by the Restrictive Covenant Parties during their involvement with the Company, without the prior written consent of the Company; provided, however, that the Restrictive Covenant Parties understand that they will be prohibited from misappropriating any trade secret at any time during or after the termination of their involvement with the Company.

6.12.2 Non-Competition. The Restrictive Covenant Parties agree that during their involvement with the Company and for a period of two (2) years following the termination of their involvement with the Company (for any reason, except that if the Company is dissolved and/or otherwise ceases to engage in business, the non-competition provisions of this subparagraph 6.12.2 shall not apply and shall be otherwise null and void), they will not, for their own account or jointly with another, directly or indirectly, for or on behalf of any individual, partnership, corporation, or other legal entity, as principal, agent or otherwise:

(a) own, control, manage, engage in, be employed by, work as an independent contractor for, consult with, or otherwise participate in, a business other than the Company, wherever located, engaged in the provision of asset management, portfolio management, and/or investment management or advisory services to dedicated emerging market funds (the “Business”); and/or

(b) directly or indirectly, solicit or induce, and/or in any manner attempt to solicit or induce, any person employed by the Company or any of its subsidiaries or affiliates (including, for these purposes, IAHC) to leave such employment, whether or not such employment is pursuant to a written contract and whether or not such employment is at will, or hire any person who has been employed by the Company or any of its subsidiaries or affiliates at any time during the six (6) month period preceding the termination of the Restrictive Covenant Party’s involvement with the Company.

6.12.3 The Restrictive Covenant Parties recognize the importance of the covenants contained in this Section 6.12 and acknowledges that, in view of the Restrictive Covenant Parties’ interest in and/or involvement with the Company, the worldwide nature of the Company’s activities, the projected expansion of the Company’s business, and the potential ability of a competitor located anywhere in the world to harm the Company’s interests, the restrictions imposed herein are: (i) reasonable as to scope, time and area; (ii) necessary for the protection of the Company’s legitimate business interests, including without limitation, the Company’s trade secrets, goodwill, and its relationship with customers and suppliers; and (iii) not unduly restrictive of any the Restrictive Covenant Parties’ rights as an individual and/or entity. The Restrictive Covenant Parties acknowledge and agree that the covenants contained in this Section 6.12 are essential elements of this Agreement and that but for these covenants, the Company would not have agreed to enter into this Agreement. Such covenants shall be construed as agreements independent of any other provision of this Agreement. The existence of any claim or cause of action against the Company by the Restrictive Covenant Parties, whether predicated on the breach of this Agreement or otherwise, shall not constitute a defense to the enforcement by Company of the covenants contained in this Section 6.12.

6.12.4 If the Restrictive Covenant Parties commit a breach or threaten to commit a breach of any of the provisions of this Section 6.12, the Company shall have the right and remedy, in addition to any others that may be available, at law or in equity, to have the provisions of this Section 6.12 specifically enforced by any court having equity jurisdiction, through injunctive or other relief, it being acknowledged that any such breach or threatened breach will cause irreparable injury to the Company, the amount of which will be difficult to determine, and that money damages will not provide an adequate remedy to the Company.

6.12.5 If any covenant contained in this Section 6.12, or any part thereof, is hereafter construed to be invalid or unenforceable, the same shall not affect the remainder of the covenants, which shall be given full effect, without regard to the invalid portions, and any court having jurisdiction shall have the power to reduce the duration, scope and/or area of such covenant and, in its reduced form, said covenant shall then be enforceable. If the Restrictive Covenant Parties breach the covenants set forth in this Section 6.12, the running of the non-compete period described herein (but not their obligation) shall be tolled for so long as such breach continues. The provisions of this Section 6.12 shall survive the expiration and termination of this Agreement, and the termination of the Restrictive Covenant Parties’ involvement with the Company hereunder.

ARTICLE 7

BOOKS, RECORDS, ACCOUNTING, AND REPORTS

7.1 Company Funds. Subject to Section 6.4(l) of this Agreement, the funds of the Company that are not currently being utilized in the Company’s business will be deposited in such bank accounts, or invested in such interest-bearing or non-interest-bearing investments, as will be determined by the Board of Directors. Such funds will not be commingled with the funds of any other Person.

7.2 Checks, Drafts, Orders for Payment. All checks, drafts, or orders for the payment of money, notes, or other evidences of indebtedness issued in the name of the Company will be signed by such Officers or other agents of the Company and in such manner as the Board of Directors will from time to time determine.

7.3 Financial Reports. The Company will prepare and distribute to the Members as soon as practicable after the end of each fiscal quarter and each Fiscal Year of the Company an unaudited balance sheet as at the end of such period, and an unaudited profit and loss statement for the period ended. Moreover, the Company, CIC, Binder, and Cassel will cooperate fully in any audit or related inquiry undertaken by IAHC’s auditors or other advisers at IAHC’s discretion in connection with IAHC’s preparation of consolidated financial statements and the preparation and maintenance of IAHC’s books and records and required regulatory filings.

7.4 Fiscal Year. The Fiscal Year of the Company will end on September 30.

7.5 Tax Matters Member. International Assets Holding Corporation will be the “tax matters” Member within the meaning of Section 6231 of the Code.

7.6 Tax Returns. The Directors will cause all tax returns for the Company to be prepared and timely filed with the appropriate authorities and, as soon as practicable after the end of each fiscal year, will provide to the Members such information as will be necessary for the preparation by the Members of their federal income tax returns.

7.7 Books and Records. The Company will maintain appropriate books and records with respect to the Company’s business. The books and records will include (i) the Company’s books of account; (ii) a current and past list of the full name and last known mailing address of each Member and each Officer and Director not a Member of the Company (all Officers and Directors will be identified as such on the records); (iii) a copy of the Company’s Articles of Organization and all amendments thereto, together with executed copies of any powers of attorney pursuant to which any certificate of amendment has been executed; (iv) copies of the Company’s federal, state, and local income tax returns and reports, if any, for the three most recent years; (v) an executed copy of this Agreement as in effect and all amendments thereto; (vi) recent financial statements of the Company for the three most recent years; and (vii) copies of such other material instruments and documents as the Officers may execute on behalf of the Company. Such books and records will be kept at the principal office of the Company. Each Member will have the right, during ordinary business hours, to inspect and copy any of such records at the requesting Member’s expense.

7.8 Accounting. The books of the Company for financial reporting purposes will be maintained on a cash basis, omitting footnote disclosure. The Company’s books for purposes of maintaining and determining Capital Accounts will be maintained in accordance with the provisions of this Agreement, Section 704 of the Code and, to the extent not inconsistent therewith, the principles described above for financial reporting purposes.

ARTICLE 8

RIGHTS AND OBLIGATIONS OF MEMBERS

8.1 Limited Liability. No Member will be personally liable for any debts, liabilities, or obligations of the Company; provided that each Member will be responsible (i) for the making of any Capital Contribution required to be made to the Company by such Member pursuant to the terms of this Agreement; and (ii) for the amount of any distributions made to such Member that must be returned to the Company pursuant to the Act.

8.2 Participation in Management. No Member, strictly by virtue of such Member’s status as a Member (as opposed to such Member’s status as an Officer or Director), will take any part in the management or control of the business of the Company nor will any Member, by reason of the Member’s status as such, have any right to transact any business for the Company or any authority or power to sign for or bind the Company. Notwithstanding the foregoing, Members will have the right to approve or disapprove or otherwise consent or withhold consent with respect to such matters as are specified in this Agreement or the Act; and provided that Members may take such actions on behalf of the Company and execute documents or otherwise bind the Company to the extent, if any, that such powers are delegated to any such Member by the Board of Directors from time to time.

ARTICLE 9

TRANSFERS OF SHARES

9.1 Restrictions on Transfer. No Member shall be permitted to sell, assign, transfer, pledge, hypothecate, mortgage, encumber, or dispose of in any manner (“Transfer”) all or any portion of its Shares except with the prior unanimous written consent of all Members and otherwise in compliance with the terms of this Agreement. Moreover, neither Binder nor Cassel shall Transfer or attempt to Transfer all or any portion of his shares or other ownership interest in CIC (the “CIC Shares”) except in compliance with the terms of Section 9.9 of this Agreement. Any attempted Transfer in violation of this Article 9 will be null and void.

9.2 Permitted Transfers. The Shares of the Members may only be transferred under the following circumstances:

(a) any Member who is an individual may Transfer all or any of his Shares by way of gift to his spouse, to any of his lineal descendants or ancestors, or to any trust, family limited partnership, or limited liability company for the benefit of such Member, his spouse, or his lineal descendants or ancestors;

(b) any Member who is an individual may Transfer all or any of his Shares, upon his death, by will or the laws of descent and distribution;

(c) any Member who is an individual may Transfer all or any of his Shares to any Entity in which the Member owns all of the outstanding equity interests;

(d) any Member which is an Entity may distribute its Shares to the equity owners of such Member in proportion to each such equity owner’s interest in the Member; or

(e) any Member may Transfer all or any of its Shares with the prior consent of a majority of the Directors and the Consent of the Members (in each case, with the Member requesting the Transfer abstaining). Any Transfer under this Section 9.2(e) will be subject to the provisions of Sections 9.5 and 9.6.

9.3 Death, Bankruptcy, or Dissolution of a Member. The death, Bankruptcy, or dissolution of a Member will not terminate the Company. In the event of the death, Bankruptcy, or dissolution of a Member, such Member’s successors in interest will succeed to the Member’s Shares and will be responsible for all of the liabilities and obligations of such Member under this Agreement; provided, however, that such successor in interest will have no right to participate in the management of the Company, including any right to vote in any matters to be voted on by the

Members, except with the prior consent of a majority of the Directors and the Consent of the Members (other than the Member whose Shares are being transferred).

9.4 Member Ceasing to be a Member. A Member will cease to be a Member only upon the occurrence of one or more of the following events:

(a) A Transfer of the Member’s Shares in accordance with the provisions of this Article 9; or

(b) Withdrawal of a Member from the Company, but only with the consent of a majority of the Directors and the prior unanimous written consent of all Members.

9.5 Right of First Refusal on Dispositions of Shares.

(a) Any holder of Shares (the “Selling Member”) will be entitled to sell all or any of its Shares, provided that such sale is made pursuant to a Qualifying Offer (as defined below) and complies with the requirements of Section 9.2(e), this Section 9.5, and Section 9.6 of this Agreement. For avoidance of doubt, the parties acknowledge that (i) no Member may Transfer all or any of its Shares under this Section 9.5 without the prior consent of a majority of the Directors and the Consent of the Members (as provided in Section 9.2(e)), and (ii) the provisions of this Section 9.5 do not apply to any Transfer under Sections 9.2(a), (b), (c), or (d).

(b) For purposes of this Agreement, a “Qualifying Offer” means an offer from an unaffiliated third party (the “Proposed Transferee”) to purchase specified Shares (the “Offered Shares”) for cash. The Qualifying Offer must be contained in a binding written agreement and be accompanied by financial statements or other evidence reasonably demonstrating the ability of the Proposed Transferee to purchase the Offered Shares.

(c) If a Selling Member desires at any time to sell or otherwise transfer all or any of its Shares pursuant to a Qualifying Offer from a Proposed Transferee, the Selling Member will submit a written offer (the “Offer”) to sell such Offered Shares to the other Members. The Offer will: (i) contain the same terms and conditions, including price, as the Qualifying Offer; and (ii) be accompanied by a complete copy of the Qualifying Offer. The Offer will further state (i) that the other Members may acquire, in accordance with the provisions of this Agreement, all of the Offered Shares for the price and upon the other terms and conditions set forth therein, and (ii) that if the other Members elect not to purchase all of the Offered Shares, then such other Members may exercise their rights provided pursuant to Section 9.6 hereof.

(d) The Members other than the Selling Member will have 60 days from the date the Offer was made to elect, in the aggregate, to purchase all, but not less than all, of the Offered Shares.

(e) Each Member that elects to purchase all or any of the Offered Shares will communicate in writing its election to purchase such Offered Shares to the Selling Member and to the other parties hereto, which communication will state the number of the Offered Shares that the electing party desires to purchase. Such communication will, when taken in conjunction with the Offer, be deemed to constitute a valid, legally binding, and enforceable agreement for the sale and purchase of such number of Offered Shares; provided, however, that if the parties who have the right to purchase Offered Shares under this Section 9.5 do not, in the aggregate, elect to purchase all of the Offered Shares, they may not purchase any of the Offered Shares. In the event that the Members other than the Selling Member, as a group, elect to purchase more than the Offered Shares, then the Offered Shares will be allocated among such other Members in proportion to the number of Shares held by them in the Company. The sale of the Offered Shares will be consummated at the offices of the Company within 45 days following the date the Offer was made.

(f) If the other Members do not elect to purchase all of the Offered Shares, then all, but not less than all, of the Offered Shares may be sold by the Selling Member at any time within 90 days after the date the Offer was made, subject to the provisions of Section 9.6. Any such sale will be to the Proposed Transferee, at not less than the price and upon other terms and conditions, if any, not more favorable to the Proposed Transferee than those specified in the Qualifying Offer. If all of the Offered Shares are not sold within such 90-day period, then the Offered Shares will continue to be subject to the requirement of a prior Offer pursuant to this Section 9.5. If Offered Shares are sold pursuant to this Section 9.5 to any purchaser who is not a party to this Agreement, the purchaser of such Offered Shares will execute a counterpart of this Agreement as a precondition of the purchase of the Offered Shares and any Offered Shares sold to such purchaser will continue to be subject to the provisions of this Agreement.

9.6 Tag Along and Veto Rights. At any time during the sixty (60) day period referenced in Section 9.5(d), any Member may provide written notice to a Selling Member of its intention, in the event rights of first refusal are not exercised pursuant to Section 9.5, to (a) require, as a precondition to any Transfer, that the Selling Member arrange for the sale to the Proposed Transferee of Shares owned by such Member so as to permit such Member to sell the same proportionate part of the Shares held by it as the Selling Member proposes to sell, for the same consideration and otherwise on the same terms and conditions set forth in the Qualifying Offer, or (b) if the Qualifying Offer is for less than 100% of the total outstanding Shares of the Company, to prohibit any sale by the Selling Member and any other Member pursuant to the Qualifying Offer. Any such expression of intention pursuant to this Section 9.6 shall be binding on the Selling Member and all other Members.

9.7 Substituted Members. Any transferee acquiring the Shares of a Member as permitted under this Article will be deemed admitted as a substituted Member with respect to the Shares transferred concurrently with the effectiveness of the Transfer (provided that such transferee, unless already a Member, will, as a condition to such admission, execute a counterpart of this Agreement, agreeing thereby to be bound by all of the terms and conditions hereof), and such substituted Member will be entitled to all of the rights and benefits under this Agreement of the transferor of such Shares, subject to the limitations applicable to successors in interest pursuant to Section 9.3. No purported Transfer of any Shares, or any portion thereof or interest therein, in violation of the terms of this Agreement (including any Transfer occurring by operation of law) will vest the purported transferee with any rights, powers, or privileges hereunder, and no such purported transferee will be deemed for any purposes as a Member hereunder or have any right to inspect Company records to maintain derivative proceedings, to maintain any action for an accounting, or to exercise any other rights of a Member hereunder or under the Act. Any Transfer in contravention of any of the provisions of this Article 9 will be void ab initio and of no effect and will not bind or be recognized by the Company.

9.8 was not utilized

9.9 Transfers of CIC Shares. The CIC Shares may only be transferred under the following circumstances:

(a) either Binder or Cassel may Transfer all or any of his CIC Shares by way of gift to his spouse, to any of his lineal descendants or ancestors, or to any trust, family limited partnership, or limited liability company for the benefit of such transferor, his spouse, or his lineal descendants or ancestors;

(b) either Binder or Cassel may Transfer all or any of his CIC Shares, upon his death, by will or the laws of descent and distribution;

(c) either Binder or Cassel may Transfer all or any of his CIC Shares to any Entity in which such transferor owns all of the outstanding equity interests;

(d) in the event of Binder’s death or permanent incapacity, Binder’s CIC Shares may be transferred by Binder or Binder’s estate, as the case may be, to Cassel;

(e) in the event of Cassel’s death or permanent incapacity, Cassel’s CIC Shares may be transferred by Cassel or Cassel’s estate, as the case may be, to Binder; or

(f) either Binder or Cassel may Transfer all or any of his CIC Shares with the prior consent of a majority of the Directors (not counting, for such purposes, the Director requesting the Transfer) and the written consent of IAHC; provided, however, that any such Transfer shall be subject to a right of first refusal on the part of IAHC to purchase such CIC Shares pursuant to procedures equivalent to those set forth in Section 9.5.

ARTICLE 10

DISSOLUTION

10.1 Events of Dissolution. The Company will dissolve upon the occurrence of any Event of Dissolution. Each of the following will be an “Event of Dissolution”:

(a) The prior Consent of the Members to dissolve the Company; or

(b) The sale of all or substantially all the assets of the Company and distribution of the proceeds to the Members.

10.2 Effect of Death, Withdrawal, Bankruptcy, or Dissolution of Member. The Company will not dissolve upon the death, withdrawal, Bankruptcy, or dissolution of a Member.

10.3 Liquidation.

(a) Upon dissolution of the Company, the Managing Director(s), or, if there is no Managing Director, such Person as is designated by Members holding a majority of the Shares (the Managing Director(s) or such other Person being herein referred to as the “Liquidator”) will proceed to wind up the business and affairs of the Company in accordance with the terms hereof and the requirements of the Act. A reasonable amount of time will be allowed for the period of winding up in light of prevailing market conditions and so as to avoid undue loss in connection with any sale of the assets of the Company. The Liquidator will have all of the rights in connection with the liquidation and termination of the Company that the Board of Directors and the Officers would have had with respect to the assets and liabilities of the Company during the term of the Company, and the Liquidator is hereby expressly authorized and empowered to effectuate the liquidation and termination of the Company and the transfer of any assets and liabilities of the Company. The Liquidator will have the right from time to time, by revocable powers of attorney, to delegate to one or more Persons any or all of such rights and powers and the authority and power to execute documents in connection therewith, and to fix the reasonable compensation of each such Person, which compensation will be charged as an expense of liquidation. The Liquidator is also expressly authorized to distribute the Company’s property to the Members, subject to satisfaction of any liens. This Agreement will remain in full force and effect during the period of winding up, except that the Members will not have the right to make withdrawals of capital or additional Capital Contributions or to retire from the Company.

(b) In connection with the winding up of the Company, before the later to occur of the end of the Fiscal Year of the Company or the ninetieth day after the liquidation of the Company within the meaning of Regulation Section 1.704-1(b)(2)(ii)(g), the assets of the Company will be distributed as follows:

(i) first, to creditors, including Members that were creditors, to the extent otherwise permitted by law, in satisfaction of liabilities of the Company (whether by payment or the making of reasonable provision for payment thereof);

(ii) next, to any Member that has made an Excess Capital Contribution, to the extent of such Excess Capital Contribution; provided, however, that any such Member shall be entitled to a distribution hereunder in the amount of any Excess Capital Contribution if and only if the Company is liquidated during the first three (3) years after the Company has commenced engaging in business; and

(iii) finally, to all of the Members in accordance with Section 5.3.

(c) If distributions are insufficient to return to any Member the full amount of such Member’s Capital Contributions, such Member will have no recourse against any other Member or any Director. No Member will have any obligation to restore, or otherwise pay to the Company, any other Member, or any third party, the amount of any deficit balance in such Member’s Capital Account upon dissolution and liquidation. Following the completion of the winding up of the affairs of the Company and the distribution of its assets, the Company will be deemed terminated and the Liquidator will file articles of dissolution with the Secretary of State of the State of Florida as required by the Act.

(d) Each Member will be furnished with a statement prepared by the Liquidator which will set forth the assets and liabilities of the Company as at the date of complete liquidation, and each Member’s share thereof. Upon completion of the liquidation, each Member will cease to be a Member of the Company, and the Liquidator will execute, acknowledge, and cause to be filed articles of dissolution of the Company, pursuant to the Act.

ARTICLE 11

MEETINGS OF DIRECTORS AND MEMBERS

11.1 Meetings of Directors. Meetings of Directors may be held whenever called by any Director or the President.

11.2 Meetings of Members. Meetings of the Members may be held whenever called by the Board of Directors or by the written demand of Members holding at least 25% of the Shares. Any written demand by a Member will state the purpose or purposes of the proposed meeting, and business to be transacted at any such meeting will be confined to the purposes stated in the notice thereof, and to such additional matters as the Board of Directors may determine to be germane to such purposes.

11.3 Place of Meetings. Meetings of the Directors or the Members will be held at the principal office of the Company, or such other place as the Board of Directors will determine.

11.4 Notice of Meetings. Written notice stating the place, day, and hour of any meeting of the Directors or the Members and the purpose or purposes for which the meeting is called shall be delivered by hand-delivery, certified mail (return receipt requested, postage prepaid), and/or nationally recognized overnight courier not less than five (5) nor more than thirty (30) days before the date of the meeting, by or at the direction of the person calling the meeting, to each Director and each Member. Any party may waive notice of any meeting. The attendance of a party at any meeting will constitute a waiver of notice of such meeting except where a party attends a meeting for the express purpose of objecting to the transaction of any business on the grounds that the meeting is not lawfully called or convened.

11.5 Quorum. At any meeting of the Directors, the presence in person of a majority of the Directors will constitute a quorum. At any meeting of the Members, the presence in person or by proxy of all Members will constitute a quorum.

11.6 Voting.

(a) If a quorum is present at a meeting of Directors, the affirmative vote of a majority of all Directors will constitute the approval of the Directors.

(b) If a quorum is present at a meeting of Members, the Consent of the Members shall be the act of the Members, except where unanimous consent of all Members is explicitly required pursuant to this Agreement.

(c) For the avoidance of doubt, the Members intend that, except as otherwise explicitly provided in this Agreement, actions to be taken and decisions to be made by the Company shall be taken or made with the Consent of the Members, as such phrase is defined in Section 1.1.

11.7 Proxies. At meetings of the Members and any adjournments thereof, a Member may vote in person or by proxy executed in writing by the Member or by its duly authorized attorney-in-fact. Such proxy will be filed with the Board before or at the time of the meeting. No proxy will be valid after sixty (60) days from the date of its execution, unless otherwise provided in the proxy. The burden of proving the validity of any undated, irrevocable, or otherwise contested proxy will rest with the Person seeking to exercise the same.

11.8 Meetings by Telephone. Any Director or Member may participate in any meeting of Directors or Members, as the case may be, by means of a conference telephone or similar communication equipment whereby all Directors or Members participating in such meeting can hear one another. Such participation will constitute attendance in person.

11.9 Record of Meetings. The Company will prepare minutes for each meeting of Directors or Members.

11.10 Action Without a Meeting.

(a) Any action by the Directors which may be taken at any meeting of the Directors may be taken without a meeting, without prior notice, and without a vote, if a consent in writing, setting forth the action to be taken, is signed by all of the Directors.

(b) Any action required to be taken at any meeting of Members or any action which may be taken at any meeting of Members may be taken without a meeting, without prior notice, and without a vote if a consent in writing, setting forth the action so taken, is signed by the Members having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all Shares entitled to vote thereon were present and voted.

(c) Any consents under this Section 11.10 may: (i) be signed in counterparts; and (ii) may have faxed signatures, copies of which will be effective when received by the Company. Within 10 days after authorization of any action by the Members by non-unanimous written consent, notice must be given to all Members.

ARTICLE 12

GENERAL PROVISIONS

12.1 Notices. All notices, demands, or other communications to be given or delivered under this Agreement will be in writing and will be deemed given: (i) upon delivery, if personally delivered to the recipient; (ii) five (5) days after mailing, if mailed to the recipient by certified or registered mail, return receipt requested, postage prepaid; and (iii) upon delivery, if sent to the recipient by nationally recognized overnight courier service. All notices, demands, or other communications must be sent as follows: (i) if to a Member, delivered in person or sent to the Member at the address set forth on the signature pages hereto or such other address as the Member may hereafter provide in writing to all other parties hereto; (ii) if to Binder or Cassel, delivered or sent to Binder or Cassel (as the case may be) at the address set forth on the signature pages hereto or such other address as Binder or Cassel (as the case may be) may hereafter provide in writing to all other parties hereto, and (iii) if to the Company, delivered or sent to the Company’s principal office.

12.2 Governing Law. This Agreement will be governed by and interpreted in accordance with the laws of the State of Florida, without reference to any principle of conflicts of laws that would result in the application of the laws of any other jurisdiction.

12.3 Headings. The Article and Section headings of this Agreement are for convenience only, do not form a part of this Agreement, and will not in any way affect the interpretation hereof.

12.4 Parties in Interest. Nothing herein will be construed to be to the benefit of or enforceable by any Person not a party to this Agreement, including, but not limited to, any creditor of the Company, other than the Persons entitled to indemnification under Section 6.8.

12.5 Further Assurances. The parties will execute and deliver such further instruments and do such further acts and things as may reasonably be required to carry out the intent and purposes of this Agreement.

12.6 Remedies Cumulative. No remedy conferred upon or reserved to the Company or any Member by this Agreement is intended to be exclusive of any other remedy. Each and every such remedy will be cumulative and will be in addition to any other remedy given to the Company or any Member hereunder or now or hereafter existing at law or in equity or by statute.

12.7 Successors and Assigns. Subject to the restrictions on Transfer set forth in Article 9, this Agreement will bind and inure to the benefit of the parties hereto and their respective successors and assigns.

12.8 Other Business Lines. Subject to the restrictive covenants set forth in Section 6.12 of this Agreement, without limiting the parties’ duties to one another pursuant to the Act, the parties agree that nothing in this Agreement shall be deemed to (i) limit the rights of IAHC to engage in other financial and non-financial businesses and to invest in companies other than the Company, or (ii) limit the rights of the Company to expand its activities into additional business lines, subject to the provisions of Article 6.

12.9 Arbitration. Any dispute by and among the parties arising out of and/or relating to this Agreement shall be settled by arbitration in Miami-Dade County, Florida, in accordance with the then current Commercial Rules of Arbitration of the American Arbitration Association. The panel for the arbitration shall consist of three members – one independent arbitrator appointed by CIC, one independent arbitrator appointed by IAHC, and one independent arbitrator appointed by the mutual agreement of the arbitrators appointed by CIC and IAHC. This arbitration provision, however, shall have no effect on and/or limit, restrict or alter in any manner the Company’s and/or any party’s right and/or ability to seek in a court of competent jurisdiction any relief for the another party’s breach(es) of the obligations and/or covenants set forth in Section 6.12 of this Agreement, including but not limited to the equitable relief (e.g., injunctive relief and/or specific performance) expressly referenced therein. IN THE EVENT ANY DISPUTE AMONG THE PARTIES ARISING PURSUANT TO OR IN CONNECTION WITH THIS AGREEMENT IS SUBJECT TO LITIGATION IN A COURT OF LAW (THOUGH THE PARTIES INTEND THAT ALL SUCH DISPUTES WILL BE SETTLED BY ARBITRATION EXCEPT AS OTHERWISE PROVIDED HEREIN), EACH OF THE PARTIES EXPLICITLY WAIVES ANY RIGHT HE OR IT MAY HAVE TO A TRIAL BY JURY.

12.10 Legal Fees. In any dispute arising out of and/or relating to this Agreement, the prevailing party shall be entitled to reimbursement from the non-prevailing party of all reasonable attorney’s fees and costs (including reasonable attorney’s fees and costs associated with any appeal and/or confirmation and/or enforcement of and/or collection on any arbitration award) associated with such dispute, including but not limited to any fees and costs associated with an arbitration and/or lawsuit.

12.11 Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed to be an original and all of which will constitute one and the same agreement.

12.12 Entire Agreement. The terms and conditions of this Agreement constitutes the entire agreement among the parties concerning the subject matter hereof, and will supersede all previous communications, either oral or written, between the parties hereto, and no agreement or understanding modifying this Agreement will be binding upon any party unless such modification is in writing and signed by such party.

12.13 Amendment.

(a) This Agreement may be amended from time to time with the prior Consent of the Members, except as provided in Section 12.13(b).

(b) Notwithstanding the provisions of Section 12.13(a), no amendment of this Agreement will be effective without the prior written consent of all of the Members if the amendment:

(i) imposes or creates any new or additional liability on any Member or enlarges the obligations of any Member to make contributions to the capital of the Company; or

(ii) alters the allocations of distributions and profits and losses set forth in this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first-above written.

ADDRESSES:		MEMBERS:

CONSILIUM INVESTMENT CAPITAL, INC.

1525 South Ocean Dr.	By:	/S/ CHARLES T. CASSEL, III
Ft. Lauderdale, FL 33136	Its:	President
	Name:	Charles T. Cassel, III

INTERNATIONAL ASSETS HOLDING CORPORATION

220 E. Central Parkway	By:	/S/ SEAN M. O’CONNOR
Suite 2060	Its:	CEO
Altamonte Springs, FL 32701	Name:	Sean M. O’Connor

COMPANY:

INTL CONSILIUM, LLC

1525 South Ocean Drive	By:	/S/ SEAN M. O’CONNOR
Ft. Lauderdale, FL 33316	Its:	Director
	Name:	Sean M. O’Connor

ADDITIONAL PARTIES:

1525 South Ocean Drive	/S/ JONATHAN M. BINDER
Ft. Lauderdale, FL 33316	JONATHAN M. BINDER

1525 South Ocean Drive	/S/ CHARLES T. CASSEL, III
Ft. Lauderdale, FL 33316	CHARLES T. CASSEL, III

220 E. Central Parkway	/S/ SEAN O’CONNOR
Suite 2060	SEAN O’CONNOR
Altamonte Springs, FL 32701

220 E. Central Parkway	/S/ SCOTT BRANCH
Suite 2060	SCOTT BRANCH
Altamonte Springs, FL 32701

SCHEDULE 1

Schedule of Members

Name	Capital Contributions	Shares
CONSILIUM INVESTMENT CAPITAL, INC.	$100,000	499
INTERNATIONAL ASSETS HOLDING CORPORATION	$500,000	501